EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Significant Increase in Net Income to $6.7 Million for Third Quarter 2013; Earnings Per Share of $0.28

4G Upgrade On Track for Completion

Revenues Increase 6% Driven By Wireless and Cable Customer Growth With Increased Monthly Revenue Per Customer

EDINBURG, Va., Nov. 1, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three and nine months ended September 30, 2013.

Consolidated Third Quarter Results

For the quarter ended September 30, 2013, net income from continuing operations was $6.7 million compared to $1.4 million in the third quarter of 2012, reflecting growth in subscriber counts and revenue per subscriber in both the Wireless and Cable segments. Operating income was $13.3 million, up 145% from the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased to $28.7 million in the third quarter of 2013 from $25.6 million in the third quarter of 2012. Results for 2012 were impacted by accelerated depreciation related to the wireless network upgrade, a write-off of unamortized loan fees in conjunction with a debt facilities amendment, and costs to repair storm damage.

Total revenues were $77.5 million, an increase of 6% compared to $72.9 million for the 2012 third quarter. Revenues increased as a result of wireless subscriber growth and increased smartphone fees. Additionally, the increase in cable segment revenues resulted from an increase in RGU (revenue generating unit) counts, and higher monthly revenue per customer. Total operating expenses decreased 4.8%, to $64.3 million in the third quarter of 2013. Operating expenses in the Wireless segment decreased $3.3 million, driven by a $1.8 million reduction in depreciation and a $1.2 million reduction in the cost of goods and services.

President and CEO Christopher E. French commented, "Our third quarter demonstrated continued growth in consolidated net income with the addition of customers and increasing average revenue per customer in both our wireless and our cable segments. Additionally, we saw reduced operating expenses in our wireless business, where we experienced reduced accelerated depreciation as our 4G upgrade continued to replace older technology. Beginning in 2011 and throughout the last three years, we've made considerable capital expenditures as we executed initiatives to improve our cable technology and to implement the 4G upgrade in our wireless business to coincide with Sprint's Network Vision project. With the upgrade activity expected to conclude by year end, we expect capital spending in 2014 to be significantly lower."

Wireless Segment

Service revenues in the wireless segment increased 10.6% to $45.9 million as compared to the third quarter of 2012. Net postpaid service revenues increased $2.0 million due primarily to a 3.8% growth in customers and increased data fees on smartphones. The net service fee to Sprint increased from 12% of net billed revenues to 14% on August 1, 2013, which reduced net postpaid service revenue by $0.6 million. During the third quarter, net prepaid service revenues grew $2.4 million, or 31%, due to improved product mix and 10.3% growth in the pre-paid customer base as compared to the same period of 2012.

During the third quarter of 2013, net additions to postpaid subscribers were 1,370, down from 3,842 in the third quarter of 2012. Net additions to prepaid subscribers were 1,297 during third quarter 2013, compared to 5,384 in the third quarter of 2012.

Operating expenses in the Wireless segment decreased $3.3 million overall. Prepaid cost of goods decreased $2.0 million primarily due to lower rates per handset sold. Wireless network costs increased $0.9 million, primarily due to increases in rent and backhaul associated with the Network Vision project, while maintenance costs increased $0.3 million related to support of the network upgrade.

Selling, general and administrative expenses decreased $0.3 million, or 3.5%, in the three months ended September 30, 2013 over the comparable 2012 period. Costs associated with supporting existing prepaid subscribers increased $0.6 million, while costs to add new prepaid subscribers decreased $0.8 million due to lower rates per subscriber. Depreciation and amortization decreased $1.8 million in the third quarter of 2013 over the comparable 2012 period, due primarily to a decline in Network Vision-related accelerated depreciation of $0.5 million, down from $3.2 million in the third quarter of 2012.

Third quarter adjusted OIBDA in the wireless segment was $22.4 million, an increase of $3.0 million or 15% from the third quarter of 2012.

"As expected, the increased Sprint service fee that went into effect during the third quarter resulted in a reduction in net postpaid service revenue. Nonetheless, we saw an increase in postpaid revenue as we grew our customer base and realized the benefit of increased smartphone data fees," stated Mr. French. "As mentioned earlier, our portion of the Sprint Network Vision 4G project is largely complete and we anticipate capital expenditures in 2014 to decrease significantly as we continue to invest for maintenance and capacity purposes."

Cable Segment

Service revenue in the cable segment increased $1.1 million due to 3.6% growth in average RGUs (the sum of voice, data, and video subscribers), video price increases driven by rising programming costs, and customers selecting higher priced digital TV services and higher speed data access packages. Operating expenses increased by $0.6 million in third quarter 2013 over third quarter 2012.

Revenue generating units totaled 118,805 at the end of the third quarter of 2013, an increase of 3.5% from September 30, 2012.

Adjusted OIBDA in the cable segment for third quarter 2013 was $1.2 million, up 13% from $1 million in the third quarter of 2012.

Mr. French stated, "After completing substantial improvements to our cable infrastructure, we have turned our focus to strengthening the Shentel offering and improving our brand recognition throughout our cable markets. We expect to continue to benefit from increased consumer demand for high speed broadband services and premium digital TV packages."

Wireline Segment

Operating income for the wireline segment was essentially flat at $3.3 million as compared to $3.4 million in third quarter 2012. Access lines at September 30, 2013, were 22,211, compared to 22,506 at September 30, 2012. Adjusted OIBDA for the wireline segment for third quarter 2013 increased 2% to $5.9 million as compared to third quarter 2012.

Other Information

Capital expenditures were $32.3 million in the third quarter of 2013, up from $21.3 million in the comparable 2012 period. Capital expenditures in third quarter 2013 related primarily to base station replacements at PCS sites related to the Company's Network Vision project, while spending in third quarter 2012 primarily related to upgrades to the cable networks acquired in 2010, PCS capacity upgrades and base station replacements under Network Vision. The Company expects that capital spending will remain elevated through the end of 2013, as the Company completes cell site upgrades as part of the Network Vision project.

Cash and cash equivalents as of September 30, 2013 were $62.0 million, compared to $71.1 million at December 31, 2012. Total outstanding debt at September 30, 2013 totaled $230.2 million. There are no principal payments scheduled to occur in the next twelve months. At September 30, 2013, the debt/equity ratio was 0.98 and debt as a percent of total assets was 38.5%. The amount available to the Company through its revolver facility was $50 million as of September 30, 2013.

"We are pleased to report strong third quarter performance and believe our solid balance sheet positions us well to grow our customer base and expand our capabilities and service offerings," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, November 1, 2013, at 8 A.M. Eastern Time.

Teleconference Information:
Friday, November 1, 2013, 8:00 A.M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$ 61,955	$ 71,086
Other current assets	50,015	45,349
Total current assets	111,970	116,435
Investments	8,976	8,214

Net property, plant and equipment	395,456	365,474

Intangible assets, net	71,673	74,942
Deferred charges and other assets, net	9,424	5,675
Total assets	$ 597,499	$ 570,740

Total current liabilities	48,467	58,140
Long-term debt, less current maturities	230,200	230,200
Total other liabilities	83,945	74,552
Total shareholders' equity	234,887	207,848
Total liabilities and shareholders' equity	$ 597,499	$ 570,740

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating revenues	$ 77,513	$ 72,876	$ 230,976	$ 213,077

Cost of goods and services	31,778	32,995	93,006	92,067
Selling, general, and administrative	17,481	17,680	49,966	47,788
Depreciation and amortization	14,992	16,794	45,034	47,860
Total operating expenses	64,251	67,469	188,006	187,715

Operating income	13,262	5,407	42,970	25,362

Other income (expense):
Interest expense	(2,050)	(2,323)	(6,270)	(5,641)
Gain (loss) on investments, net	348	212	526	815
Non-operating income, net	377	169	1,356	616
Income from continuing operations before income taxes	11,937	3,465	38,582	21,152

Income tax expense	5,220	2,050	15,672	9,608
Net income from continuing operations	6,717	1,415	22,910	11,544
Losses from discontinued operations	--	(54)	--	(157)
Net income	$ 6,717	$ 1,361	$ 22,910	$ 11,387

Basic and diluted income (loss) per share:
Net income from continuing operations	$ 0.28	$ 0.06	$ 0.95	$ 0.48
Losses from discontinued operations	--	--	--	(0.01)
Net income	$ 0.28	$ 0.06	$ 0.95	$ 0.47

Weighted average shares outstanding, basic	24,010	23,875	23,993	23,858
Weighted average shares, diluted	24,125	23,956	24,078	23,905

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2013	2012	2013	2012

Adjusted OIBDA	$ 28,703	$ 25,595	$ 89,597	$ 80,776

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2013 and 2012:

Consolidated:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income	$ 13,262	$ 5,407	$ 42,970	$ 25,362

Plus depreciation and amortization	14,992	16,794	45,034	47,860

Adjusted prepaid results	--	2,408	--	5,665

Plus (gain) loss on asset sales	18	56	252	80
Plus share based compensation expense	431	379	1,341	1,258

Plus storm expenses	--	551	--	551
Adjusted OIBDA	$ 28,703	$ 25,595	$ 89,597	$ 80,776

Adjusted prepaid results refers to the impact on the three and nine month periods of 2012 had Sprint calculated prepaid costs consistent with the adjustment received from Sprint in the fourth quarter of 2012, related to the previous nine quarters, and recorded in the fourth quarter of 2012.

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and nine months ended September 30, 2013 and 2012:

Wireless Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income	$ 15,493	$ 8,246	$ 46,386	$ 31,262

Plus depreciation and amortization	6,799	8,643	20,608	23,153

Adjusted prepaid results	--	2,408	--	5,665

Plus loss on asset sales	--	--	100	4
Plus share based compensation expense	123	110	385	365
Adjusted OIBDA	$ 22,415	$ 19,407	$ 67,479	$ 60,449

Cable Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating loss	$ (4,680)	$ (5,627)	$ (11,689)	$(14,174)

Plus depreciation and amortization	5,682	5,908	17,094	17,963

Plus (gain) loss on asset sales	(35)	27	(26)	6
Plus share based compensation expense	187	160	585	531

Plus storm expenses	--	551	--	551
Adjusted OIBDA	$ 1,154	$ 1,019	$ 5,964	$ 4,877

Wireline Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating income	$ 3,270	$ 3,440	$ 10,462	$ 10,572

Plus depreciation and amortization	2,502	2,233	7,308	6,691

Plus loss on asset sales	53	28	177	69
Plus share based compensation expense	92	87	284	290
Adjusted OIBDA	$ 5,917	$ 5,788	$ 18,231	$ 17,622
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com